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                                                                 Exhibit 10.17


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


                  This Agreement is made as of the 1st day of January, 1997, between Pennsylvania Real Estate Investment Trust ("PREIT") and Jeffrey
A. Linn ("Employee").

                            Background of Agreement


                  Employee has, for many years, served PREIT faithfully as a Vice President or Senior Vice President-Acquisitions and is acknowledged as having been instrumental in the growth and success of PREIT. PREIT desires that Employee continue to serve in his current or in another executive capacity, and Employee desires to continue to so serve. The parties are entering into this Agreement to amend and restate in its entirety the Employment Agreement between the parties dated as of October 1, 1985, as extended (the "Original Agreement"), and to provide for the relationships and obligations of each of the parties hereto with respect to the employment of Employee.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants herein contained, agree as follows:

                  1. Employment. PREIT hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions set forth herein.



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                  2. Duties. Employee shall serve PREIT in the position of
Senior Vice President-Acquisitions or in such other executive capacity as shall be determined by the Board of Trustees and as shall be consistent with Employee's skills and experience. Employee shall devote his time, attention and best efforts to the performance of his duties hereunder and shall not, during the term of his employment, be engaged in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) that would interfere with the services to be rendered by Employee hereunder. However, this provision shall not prevent Employee from investing his assets in such form or manner as will not require any service on his part in connection with such investments.

                  3. Term. The term of employment hereunder shall commence on the date first set forth above and shall continue for an initial term expiring December 31, 1999. The initial or any additional term of employment shall be automatically extended for an additional term of one year unless either party gives the other not less than one hundred eighty (180) days notice prior to the expiration of the then current term of its or his intention not to extend the term of such employment. If such notice is given, the term of employment shall terminate at the end of the then current term.

                  4. Basic Compensation. PREIT agrees to pay and Employee agrees to accept, as the basic compensation for all services to be rendered by Employee hereunder, the sum of $136,500 per annum, payable



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in approximately equal weekly, bi-monthly or monthly installments. The Board of Trustees of PREIT (or any Committee of the Board thereunto authorized), in its sole discretion, may increase (but not decrease) the annual basic compensation payable hereunder at any time or times during the term hereof.

                  5. Working Facilities and Expenses. PREIT shall furnish Employee with appropriate office space, stenographic help and other facilities and services suitable to his employment hereunder and adequate for the performance of his duties. PREIT shall also pay directly or reimburse to Employee all business-related expenses incurred in the course of his duties hereunder.

                  6. Termination of Employment. In addition to the provisions contained in Section 2 hereof, PREIT shall have the right to terminate the term of employment pursuant to the provisions of Sections 6.1 and 6.2 hereof and the term of employment shall end upon the occurrence described in Section
6.3 hereof:

                     6.1 Upon thirty (30) days written notice for "good cause." The term "good cause" shall mean (i) dishonesty; (ii) conduct on the part of Employee intended to injure the business of PREIT; (iii) Employee's
(a) indictment for a crime involving moral turpitude relating to his employment or (b) conviction for a crime involving moral turpitude not involving employment, whether or not an appeal shall be pending; (iv) insobriety repeated after notice; or (v) a material



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failure of Employee to perform or observe the provisions of this Agreement
(other than by reason of illness or incapacity) which persists for an unreasonable period of time after notice is given to Employee which details the failure.

                     6.2 By complying with the provisions of Section 7 hereof.

                     6.3 Upon the death of Employee.

                  7. Disability.

                     7.1 Effect of Disability. In the event that during the term of employment Employee shall become disabled so that he is unable to perform his duties hereunder, the compensation herein provided shall continue to be paid until PREIT exercises its right of termination set forth herein. Should the disability continue for more than six (6) consecutive months or should such disability exist for more than nine (9) months in any twelve (12) month period, PREIT shall have the right to terminate the term of employment, without further liability to pay compensation hereunder, by giving Employee thirty (30) days notice of its intention to do so. If Employee shall resume his duties within thirty (30) days after such notice is given and shall perform such duties on a regular basis for three (3) consecutive months thereafter, the term of employment shall continue in full force and effect and the notice of intention to terminate shall have no further force or



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validity; otherwise the term of employment shall terminate at the end of such thirty (30) day period or, if applicable, upon the recurrence of disability during the three (3) month period.

                     7.2 Determination of Disability. Employee shall be deemed disabled for purposes of this Agreement either (i) if he is deemed disabled for purposes of any disability policy, group or individual, paid for by PREIT and at the time in effect, or (ii) if no such policy is then in effect, by an independent referee licensed to practice medicine selected by the Board of Trustees of PREIT and approved by Employee or in the event that PREIT and Employee are unable to agree on a single referee, then by a panel of three (3) independent referees licensed to practice medicine, one of whom shall be selected by PREIT, one by Employee and a third by the other two (2) referees.

                     7.3 Clarification. Employee shall not be entitled to the benefits of Sections 7.1 and 7.2 hereof if he should become disabled after his employment has been terminated pursuant to the provisions of Section 6.1 hereof.

                  8. Rights and Obligations on Termination and Expiration.

                     8.1 In the event that PREIT terminates Employee's employment hereunder without cause, PREIT shall pay to Employee within thirty
(30) days of such termination (a) the sum, if any, required under clause (a) of the second sentence of Section 9.1 hereof plus (b) the



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amount obtained by multiplying Employee's annual basic compensation in effect at the date of termination by the number of months (but not less than 12 months) in the remainder of the employment term hereunder at the date of termination (which shall include any additional term resulting from a failure to give timely notice of non-extension under Section 3 hereof) and dividing the result by twelve (12). The resulting amount under (b) of the preceding sentence shall then be discounted at the prime rate then prevailing at CoreStates Bank, N.A. (or its successor), assuming that the resulting amount had been paid out over the greater of the remainder of the employment period and 12 months in accordance with PREIT's normal payroll practices at the time of termination. The discounted value of Employee's basic compensation for 12 months shall be paid without regard to any obligation that Employee might otherwise have to mitigate damages, and Employee shall not be required to seek other employment to reduce the aforesaid amount; nor shall PREIT be entitled to set-off against the amount aforesaid any sums earned by Employee in other employment or to obtain reimbursement in respect of such amount out of such earnings. It is, however, understood and agreed that any rights which Employee may have in respect of compensation for the remainder of the term (including any additional term referred to above), if any, in excess of twelve (12) months from the date of termination shall be subject to such obligations to mitigate damages as exist under applicable law. Moreover, Employee agrees that, except in connection with the obligations in respect of annual basic compensation herein described and obligations under other contracts and applicable law, PREIT shall have no obligation to Employee as a consequence of such



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wrongful termination.

                     8.2 In the event that, within eighteen (18) months of a Change of Control of PREIT, PREIT or its successor shall give Employee notice of its intention not to extend the term of Employee's employment under this Agreement, PREIT shall pay to Employee within thirty (30) days of the expiration date (a) the sum, if any, required under Section 9 hereof plus (b) an amount equal to Employee's annual basic compensation in effect at expiration, discounted at the prime rate then prevailing at CoreStates Bank, N.A. (or its successor) assuming that the annual basic compensation had been paid out over 12 months in accordance with PREIT's normal payroll practices at the time of expiration. The discounted value of Employee's annual basic compensation shall be paid without regard to any obligation that Employee might otherwise have to mitigate damages, and Employee shall not be required to seek other employment to reduce the aforesaid amount; nor shall PREIT be entitled to set-off against the amount aforesaid any sums earned by Employee in other employment or to obtain reimbursement in respect of such amount out of such earnings.

                     8.3 All payments under this Section 8 or other provisions hereof shall be subject to and reduced by any federal, state or local withholding or similar tax required under applicable law.

                     8.4 The term "Change of Control" as used in Section 8.2 hereof shall have the meaning ascribed to such term under the



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Pennsylvania Real Estate Investment Trust Amended Incentive and Non-
Qualified Stock Option Plan as constituted on the date hereof, a copy of which definition is attached hereto.

                  9. Additional Benefits.

                     9.1 Employee shall be entitled to receive benefits equivalent to those presently provided to him by PREIT and such additional benefits as may be provided to a majority of the other executive employees of PREIT, including, without limitation, contributions by PREIT on his behalf in connection with the non-qualified deferred compensation plan (the "Plan") maintained for executive officers of PREIT. In the event of the applicability of either Section 8.1 or 8.2 hereof, Employee shall be entitled to receive (a) at the time set forth in Section 8.1 or 8.2, as applicable, a sum, without discount, equal to the amount of the contribution to the Plan accrued to the date of termination or expiration but not paid plus the amount which would have been contributed in respect of the period (12 months or, if applicable, the remainder of the employment term) referred to in the first sentence of the applicable Section and (b) reimbursement for a one year period following such termination or expiration of payments required to be made by Employee to maintain the health care coverage provided by PREIT to Employee and his family at the time of termination. The good faith determination by the Chief Executive Officer of PREIT of the sum to be paid to Employee pursuant to clause (a) of the preceding sentence shall be conclusive in the absence of



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manifest error.

                     9.2 Employee acknowledges that he has received payment net of applicable tax withholding for all unused vacation time to date and that, hereafter, he shall be entitled to paid vacation and payment in respect of unused vacation time in accordance with the policy of PREIT for executive personnel as in effect from time to time during the term of his employment.

                  10. Trade Secrets; Confidential Information. In the event that, during the course of his employment hereunder, Employee shall acquire trade secrets or other information confidential to the business of PREIT, Employee agrees not to disclose any such information, during or after his term of employment, to any person, firm, corporation or other entity for any reason whatsoever. Employee may disclose information if required to do so by order of a court of competent jurisdiction or by a government agency acting under due authority provided that Employee shall have given PREIT written notice of any effort to compel such disclosure as promptly as possible and shall cooperate with PREIT at PREIT's expense in all lawful ways requested by PREIT in connection with any effort by PREIT to contest or restrict such disclosure.

                  11. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by registered or certified mail,



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postage prepaid, addressed as follows:

                           If to Employee:

                                    Jeffrey Linn
                                    #7 Crescent Road
                                    Wyncote, Pennsylvania  19095

                           If to PREIT:

                                    Pennsylvania Real Estate Investment Trust
                                    455 Pennsylvania Avenue, Suite 135
                                    Fort Washington, Pennsylvania  19034
                                    Attention:  President

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice to be effective ten (10) days after such change designation is supplied.

                  12. Binding Effect. This Agreement and all of the terms hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns.

                  13. Location of Employment. Employee's place of employment shall be Philadelphia or elsewhere in Pennsylvania within a twenty (20) mile radius of Philadelphia.

                  14. Severability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof, and this Agreement shall continue in full force and effect as if such



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invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

                  15. Headings. The section headings in this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement.

                  16. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

                  17. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements (including, without limitation, the Original Agreement), if any, with respect to such subject matter and there are no agreements other than those set forth, provided for, or referred to herein.




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                  18. Liability Limited to Trust's Property. Neither the
Trustees of PREIT nor its shareholders shall be held to any personal liability hereunder, and Employee agrees to look only to the property of PREIT for satisfaction of obligations hereunder.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written on this 16th day of April, 1997.


                                     PENNSYLVANIA REAL ESTATE
                                     INVESTMENT TRUST


                                     By: /s/ Sylvan M. Cohen
                                        -------------------------------
                                        Sylvan M. Cohen, Trustee


                                     By: /s/ Jonathan B. Weller
                                        -------------------------------
                                        Jonathan B. Weller, Trustee


                                     EMPLOYEE


                                     /s/ Jeffrey A. Linn      4/10/97
                                     ----------------------------------
                                     Jeffrey A. Linn